Exhibit 99.1

Phillips Edison – ARC Shopping Center REIT First Quarter 2011 Results Show Continued Momentum in Grocery-Anchored Retail Niche

CINCINNATI—(BUSINESS WIRE)—Phillips Edison – ARC Shopping Center REIT (the “Company”), a publicly registered, non-traded REIT focused on necessity-based neighborhood and community shopping centers, today announced its operating results for the quarter ended March 31, 2011. Highlights include funds raised totaling $3.7 million, the generation of modified funds from operations, as defined below (“MFFO”), of $144,000, and distributions declared of $144,000.

“We continued to make progress on all fronts executing our business strategy in the first quarter,” said John Bessey, President of the Company. “The results of the first quarter 2011 operations demonstrate our capital raising efforts are continuing to gain traction and we paid distributions of $121,000 and our MFFO was $144,000. We are very pleased with the results.”

On August 12, 2010, the registration statement for the Company was declared effective under the Securities Act of 1933. On September 17, 2010, the Company achieved the mandatory escrow break requirement. As of March 31, 2011, the Company raised approximately $10.2 million in gross offering proceeds from the issuance of 1,135,131 shares of common stock. The Company rapidly deployed its capital to acquire two properties in December 2010 encompassing 182,500 square feet of real estate. Prior to September 17, 2010, the Company’s operations had not yet commenced; therefore, property-level information covers only an interim period following initial acquisitions.

“We are encouraged by the results of the first quarter,” said Jeffrey S. Edison, CEO of the Company. “As the capital raising gains momentum, we remain in a strong position to take advantage of opportunities to acquire well located properties that will be accretive to shareholder value as we build a portfolio of grocery-anchored neighborhood and community shopping centers in growth markets.”

1st Quarter Highlights

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As of March 31, 2011, the Company owned two properties. The first, an 82,033 square foot grocery-anchored retail center known as Lakeside Plaza, located in Salem, Virginia which was acquired on December 10, 2010. The purchase price for the property was $9.8 million. The second property is Snow View Plaza, located in Parma, Ohio. Snow View Plaza is a 100,460 square foot grocery-anchored retailer that was acquired on December 15, 2010 for $12.3 million. As of March 31, 2011, these properties had occupancies of 97.6% and 98.0%, respectively.

•	Funds raised during the quarter ended March 31, 2011 totaled $3.7 million. Cumulative funds raised through March 31, 2011 equaled approximately $10.2 million.

•	The Company declared dividends of $144,000, an annual distribution rate of 6.5%, paid monthly, based on an offering price of $10.00 per share.

•

The Company generated $144,000 in MFFO during the quarter. The Company uses the definition of MFFO issued by the Investment Program Association with a further adjustment to add back sponsor capital contributions for certain general and administrative expenses, as illustrated below.

NET LOSS TO FFO/MFFO RECONCILIATION

($000’s)

Three months ended March 31, 2011
Net loss	$(248)
Depreciation and amortization	245

FFO	$(3)
Amortization of above or below market leases	51
Acquisition-related expenses	46
Sponsor capital contribution for certain general and administrative expenses	60
Straight-line rent	(10)

MFFO	$144

Gross distributions paid	$121

Cumulative FFO since inception (1)	$(669)

Cumulative distributions paid since inception, gross (1)	$121

(1)	Inception was September 17, 2010

To view complete details of the Company’s performance in the first quarter of 2011 and to find more information about the Company’s MFFO, please refer to the Company’s Quarterly Report on Form 10-Q for the three months ended March 31, 2011.

This material does not constitute an offer to sell nor a solicitation of an offer to buy any securities described herein or otherwise. Only a prospectus for a specific securities offering makes such an offer. In that regard, the use of this material is authorized only when it is accompanied or preceded by a prospectus. Further, all information contained in this material is qualified by the terms of a current prospectus of the offering of securities to which it relates, if any.

This material may contain forward-looking statements that involve assumptions, uncertainties and risks, some of which are set forth below. These statements are not guarantees and should not be regarded as representations that the results or conditions described in such statements, or that our objectives and/or plans, will be achieved.

The Company may raise substantially less capital than the maximum offering amount, in which case the Company would not be able to capitalize on attractive buying opportunities. A real estate investment program offering is subject to the following risks: The failure to qualify, or maintain the requirements, to be taxed as a REIT would reduce the amount of income available for distribution and limit the Company’s ability to make distributions to its stockholders. No public market initially exists for the Company’s shares of common stock, and one may never exist for this or any other such type of real estate program. Securities are being offered on a best-efforts basis. These are speculative securities and as such involve a high degree of risk. There are substantial conflicts among an offering and its sponsor, advisor, dealer/manager and property manager. There is no assurance that the value of the real estate will be sufficient to return any portion of investors’ original capital. Operating results will be affected by economic and regulatory changes that have an adverse impact on the real estate market, and we cannot assure you that there will be growth in the value of the properties.

About Phillips Edison – ARC Shopping Center REIT, Inc.

Phillips Edison – ARC Shopping Center REIT invests primarily in necessity-based neighborhood and community shopping centers throughout the United States with a focus on well-located grocery-anchored shopping centers. It is the first publicly offered, non-traded investment vehicle to allow retail investors to capitalize on the growing market segment of grocery-anchored retail centers. The Company is backed by Phillips Edison founders Jeffrey Edison and Michael Phillips, who along with an experienced management team that averages 20 years in the industry and 10 years with the company, have invested more than $1.8 billion to build a nationwide portfolio of 250 neighborhood shopping centers in 35 states. The offering combines two leading real estate companies with proven track records – Phillips Edison and American Realty Capital – providing retail investors an opportunity to own a high demand asset class from leaders in their fields.

For more information, visit http://www.phillipsedison-arc.com.

To arrange interviews with Phillips Edison executives, please contact Tony DeFazio at 484-532-7783 or tony@defaziocommunications.com.

Contacts

DeFazio Communications, LLC

Tony DeFazio, 484-532-7783

tony@defaziocommunications.com

or

Phillips Edison – ARC Shopping Center REIT

John Bessey, President, 513-619-5037

jbessey@phillipsedison.com